Chartwell Investment Partners

Institutional and Private Asset Management

COMPLIANCE MANUAL

Effective January 1, 2009

A copy of this Compliance Manual must be retained by each Firm employee for reference. This Manual is the property of Chartwell Investment Partners, L.P. and its contents are confidential. The Manual must be returned to the Firm should an employee’s association with the Firm terminate for any reason.

Chartwell Investment Partners, L.P.
1235 Westlakes Drive, Suite 400
Berwyn, Pennsylvania 19312-2412
610-296-1400

CHARTWELL INVESTMENT PARTNERS, L.P.

COMPLIANCE POLICIES AND PROCEDURES

I. STATEMENT OF BUSINESS ETHICS OF CHARTWELL INVESTMENT

PARTNERS, L.P.

Chartwell Investment Partners, L.P. is committed to maintaining the highest legal and ethical standards in the conduct of our business. We have built our reputation on client trust and confidence in our professional abilities and our integrity. As fiduciaries, we place our clients’ interests above our own. Meeting this commitment is the responsibility of our Firm and each and every one of our employees.

A. Chartwell Corporate Organization

     Chartwell is a Pennsylvania Limited Partnership whose principal business address is 1235 Westlakes Drive, Suite 400, Berwyn, PA. Chartwell’s general partner is Chartwell G.P., Inc., a Pennsylvania Corporation. The Firm’s Chief Compliance Officer is G. Gregory Hagar, Partner, CFO.

B. Overview of Regulatory Environment and Chartwell’s Fiduciary Duties to Clients

     Chartwell provides investment advice to a variety of institutional and corporate clients pursuant to written investment management agreements with each client. The Firm is required to provide these services to each client on the basis of each client’s individual circumstances and needs and in a manner consistent with the Firm’s agreement with that client, including the client’s investment policies or guidelines that are set forth in or attached to the agreement.

     Chartwell is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”). In conducting Chartwell’s investment advisory business, the Firm and its personnel must comply at all times with the provisions of the Investment Advisers Act of 1940 (the “Advisers Act”) the rules under the Advisers Act and comparable provisions and rules under the laws of the various states where the Firm does business or has clients. In addition, when managing accounts of employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) and Individual Retirement Accounts, the Firm must comply with all applicable provisions of ERISA, the Internal Revenue Code of 1986 and the rules under those laws.

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     In addition to the specific regulatory requirements that apply to Chartwell’s business as an investment adviser, the Firm and its personnel are subject to the broad anti-fraud provisions of the federal securities laws. Under these provisions, the Firm and its employees are prohibited from: (i) employing any device, scheme or artifice to defraud a client; (ii) making any untrue statement of a material fact to a client or omitting to state a material fact necessary to make the statement made, in light of the circumstances under which they are made, not misleading; (iii) engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client; or (iv) engaging in any manipulative act or practice with respect to a client.

     As a registered investment adviser, Chartwell and its employees also have fiduciary and other obligations to clients. The Firm’s fiduciary duties to its clients require, among other things, that the Firm (i) render disinterested and impartial advice; (ii) make suitable recommendations to clients in light of their needs, financial circumstances and investment objectives; (iii) exercise a high degree of care to ensure that adequate and accurate representations and other information about investments are presented to clients; (iv) have an adequate basis in fact for any and all recommendations, representations, and forecasts; (v) refrain from actions or transactions that conflict with interests of any client, unless the conflict has first been disclosed to the client and the client has (or may be considered to have) waived the conflict; and (vi) treat all clients fairly and equitably.

     A breach of any of the above duties or obligations may, depending on the circumstances, expose the Firm, its supervisory personnel and any employee involved to SEC and state disciplinary actions and to potential criminal and civil liability, as well as subject the employee to Firm sanctions up to and including termination of employment.

C. Supervisory Structure

     To meet its obligations under the Advisers Act, ERISA and relevant provisions of state law, Chartwell has established the written policies and procedures set forth in this Compliance Manual and has assigned primary responsibility for oversight and enforcement of these procedures to the Compliance Officer. However, ensuring compliance with the law and with Chartwell’s internal policies and procedures is a top priority of Chartwell’s management and is a key responsibility of each employee.

D. Annual Acknowledgments

     Each employee will read this Compliance Manual and complete, sign and return to the Compliance Officer an Acknowledgment Statement on Form A or Form B, copies of which are found at Attachment I.

     The Acknowledgment Statement requests information about whether the employee signing the Statement has been subject to any disciplinary action by the SEC, the Commodity Futures Trading Commission, any state regulatory authority, self-regulatory organization or foreign regulatory authority, or has been charged in any legal proceeding with conduct that would constitute a basis for disciplinary action by a securities regulatory body. The employment of any person who is subject to a statutory disqualification might, absent appropriate disclosures or specific relief from the SEC, tarnish the Firm’s reputation, jeopardize business relationships and opportunities for both the Firm and its affiliates, and expose the Firm itself to potential disciplinary sanctions. Accordingly, an employee must

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notify the Compliance Officer immediately if he or she becomes aware of information that would result in a change in any of this information. Failure to accurately complete the Statement or to notify the Compliance Officer of changes to information relating to disciplinary actions may subject an employee to disciplinary action or be ground for dismissal.

E. Code of Ethics for Chartwell Investment Partners, L.P. (Amended 01/01/08)

     The following Code of Ethics shall apply to all partners, officers and employees of Chartwell Investment Partners, L.P. ("Associates").1 This Code of Ethics is based on the principle that all Chartwell Associates owe a fiduciary duty to the Firm’s clients to conduct their affairs, including their personal securities transactions, at all times in accordance with federal securities laws and in such a manner as to avoid: (i) serving their own personal interests ahead of clients; (ii) taking advantage of their position; and (iii) any actual or potential conflicts of interest.

Please direct any questions about this Code of Ethics to the Compliance Officer.

1.	Code of Conduct Governing Personal Securities Transactions.
a.

The personal trading activities of all Chartwell Associates must be conducted in a manner to avoid actual or potential conflicts of interest with Chartwell’s clients. No Associate may use his or her position with Chartwell or any investment opportunities he or she learns of because of his or her position with Chartwell, to the detriment of Chartwell’s clients. Chartwell Associates must comply with all applicable federal securities laws as defined in Rule 204A-1 under the Investment Advisers Act. Chartwell Associates are not permitted to front-run any securities transaction of a client, or to scalp by making recommendations for clients with the intent of personally profiting from personal holdings of transactions in the same or related securities. Each Associate should promptly report any situation or transaction involving an actual or potential conflict of interest to the Compliance Officer and each Associate shall report to the Compliance Officer any violations of this Code.

1For purposes of compliance with the Code of Ethics, the term “partner” includes the Firm's general partner and certain limited partners, as described below. The Firm's general partner is Chartwell G.P., Inc. (the "General Partner"). The General Partner is a Pennsylvania corporation and, as a practical matter, does not engage in personal securities transactions. Members of the General Partner's Board of Directors, however, may engage in personal securities transactions. Such directors and the Firm's limited partners are subject to this Code only if they are involved in making securities recommendations to clients or have access to such recommendations that are nonpublic or have access to nonpublic information regarding client transactions or the portfolio holdings of any reportable fund hereunder, except that all Limited Partners, regardless of whether they have such access, are subject to the following provisions of this Code of Ethics: (1) the standard of business conduct in Section IA; (2) the requirement to comply with applicable federal securities laws in Section IA1a; (3) the requirement to report any violations of the code in Section IA1a; (4) the requirement that each supervised person be provided a copy of the code and provide a written acknowledgment of receipt of the code in Section 7b(i) and 8a.

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b.

Even if not specifically prohibited under paragraph 5 below, certain personal trading activities may create or appear to create conflicts of interest. If an Associate has any doubt whether a personal trade raises a conflict of interest, the Associate should consult the Compliance Officer before trading. The Compliance Officer’s determination as to whether a particular personal trading activity is permitted shall be conclusive. If the Compliance Officer determines that a particular personal trading activity is not permitted, the Associate must refrain from or terminate the activity immediately. Failure to comply with the Compliance Officer’s determination may result in sanctions, up to and including termination.

c.

The Management Committee may except any person, security or transaction from any specific provision of the Code. The Management Committee will prepare a report documenting the nature of any exception granted, the persons involved and the reasons for granting such exception. Any approval or exception granted by the Management Committee under this Code shall not be viewed as or deemed to be a Code violation.

2. Who Is Covered By These Requirements?

     All Chartwell Associates and members of their immediate family or significant others who reside in their household are subject to Chartwell’s policies and procedures governing personal securities transactions.

3. What Accounts and Transactions Are Covered?

(i) Subject to the last sentence of this paragraph, the policies and procedures cover (1) all personal securities accounts and open-

end mutual fund* transactions of each Chartwell Associate, and (2) all securities and accounts in which a Chartwell Associate has “beneficial ownership.” For purposes of these requirements, “beneficial ownership” has the same meaning as in Securities Exchange Act Rule 16a-1(a)(2). Generally, a person has beneficial ownership of a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares direct or indirect interest in the security. A transaction by or for the account of a spouse or other immediate family member sharing the Associate’s household is presumed to be the same as a transaction by the Associate. Instances where Chartwell Associates trade for the account of spouses or other immediate family members not living in the same home are also covered. Securities accounts and/or transactions by any private pooled investment products (including without limitation, private investment partnerships (i.e.-hedge funds, incubator funds) and wrap programs) that a Chartwell Associate might be deemed to

*	trades of open-end mutual funds either managed or sub-advised by Chartwell.

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have a pecuniary interest in, are exempt from the blackout periods (Section I.E.5.) and pre-clearance requirements (Section I.E.6.) provided that such investment product is sponsored or managed by Chartwell Investment Partners, L.P. However, such transactions are still subject to the Code’s reporting requirements (refer to Section I.E.7). Also, securities accounts and/or transactions by any private pooled investment product (including without limitation, private investment partnerships (i.e.-hedge funds, incubator funds) and wrap programs) not sponsored or managed by Chartwell Investment Partners or any related person/entity, in an account over which the Chartwell Associate has no direct or indirect influence or control are exempt from the blackout periods (Section I.E.5.), pre-clearance requirements (Section I.E.6.) and reporting requirements (I.E.7.).

4.	Pre-Clearance of Personal Transactions.
	a.	Chartwell Associates must pre-clear personal securities
		transactions	with the Trading and Compliance departments. Pre-
		clearance	of a securities transaction is valid for 48 hours. A Pre-
		Clearance	Form is found at Attachment 1 (Form C). The
		Compliance	Officer will also pre-clear any trader’s trades if
		another	trader is not available. Transactions in Chartwell
		managed/sub-advised	open-end funds must be pre-cleared with
		the	Compliance Department. Forms must then be given to the
		Compliance	Officer (or designee).
	b.	Pre-clearance is not necessary for the following transactions:
		(i)	Purchases or sales over which the Associate has no direct or
		indirect	influence or control.
		(ii)	Purchases or sales of municipal bonds or exchange-traded
funds.
		(iii)	Purchases that are part of an automatic investment plan.
		Automatic	investment plan means a program in which regular
		periodic	purchases (or withdrawals) are made automatically in (or
		from)	investment accounts in accordance with predetermined
		schedules	and allocations. An automatic investment plan includes
		a	dividend reinvestment plan.
5.	What Securities Are Covered By These Requirements?

     All securities (and derivative forms thereof, including options and futures contracts) and corporate bonds are covered by these requirements except (1) securities that are direct obligations of the government of the United States, such as Treasury bills, notes and bonds and derivatives thereof; (2) bankers' acceptances; (3) bank certificates of deposit; (4) commercial paper; (5) high quality short-term debt instruments, including repurchase agreements; (6) shares of registered, open-end

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funds. Please note that shares of open-end funds managed and sub-advised by Chartwell (see attached list), closed-end funds and unit investment trusts are covered.

6.	What Transactions Are Prohibited By These Requirements?
	a.	Chartwell Associates are limited to 5 personal securities trades per month. Certain exceptions will be granted upon review and approval by the Chief Compliance Officer.
b.

Chartwell Associates may not purchase or sell, directly or indirectly, any security within seven calendar days before or three calendar days after the time that the same security is being or has been purchased or sold or considered for purchase or sale for a Chartwell client without prior written approval of the Compliance Officer. Chartwell Associates who breach this prohibition by purchasing a security within seven calendar days before a Chartwell client trades such security and without prior approval, shall be prohibited from selling that security for a period of six months from the date of the trade. Any profits realized from a sale of such security within the proscribed six month period shall be relinquished. Further, a Chartwell Associate who sells a security within seven calendar days before a Chartwell client sells such security and without prior approval shall relinquish any profits realized on such transaction equal to the difference between the Chartwell Associate’s sale price and the Chartwell client’s sale price.

c.

Chartwell Associates may not purchase any securities (including those otherwise excepted from coverage under paragraph 4 above) in a private placement or initial public offering without the prior written approval of the Compliance Officer (i.e.-email the

	Compliance	Group prior to the transaction to attain necessary
approval).
	d.	Chartwell Associates may not profit from the purchase and sale or
	sale	and purchase of the same security within a 60 day period.
	Any	profits realized from such trades shall be relinquished.
	e.	Chartwell Associates purchasing, exchanging or redeeming shares
	in	Chartwell managed or sub-advised open-end funds must
	comply	with the policies and standards set forth in the funds’
	prospectuses,	including specifically the restrictions on market
	timing	activities and exchanges. In addition, Chartwell Associates
	who	redeem shares of such fund purchased within the preceding
	30	days (a “short-term” trade), must report the short-term trade to
	the	Compliance Dept. no more than two business days after the
	transaction.	All short-term trades will be monitored and reviewed
	by	the Compliance Dept., whether or not they are reported.

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Chartwell Associates may be required to relinquish any profit made on such a trade.
f.	Chartwell Associates may not serve on the board of directors of any publicly traded or private company without the prior written approval of the Compliance Officer.

No Firm funds or property may be used for any unlawful or unethical purpose, nor may any employee attempt to purchase privileges or special benefits through payment of bribes, kickbacks, or any other form of “payoff”. Customary and normal courtesies in conformance with the standards of the industry are allowable except where prohibited by applicable laws or rules. Particular care and good judgment is required when dealing with federal, state or local government officials to avoid inadvertent violations of government ethics rules. Accordingly, no entertainment, gifts or any other items of value should be provided to any official of a governmental body with which the Firm does or is seeking to do business or which has jurisdiction over the activities of the Firm, without the prior approval of the Compliance Officer, as described in the following Gifts and Entertainment policies:

GIFTS:

g.

Chartwell associates are not permitted to accept or give anything valued above the de minimis amount of $100, either directly or indirectly, from/to any persons or entities doing business with the Firm (including but not limited to broker-dealers, service providers, clients or prospective clients). In certain cases, employees may accept or give gifts of greater than de minimis value ($100) only if pre-approved by the Compliance Department.

In order to prevent any conflicts of interest on behalf of our clients or prospective clients, the Compliance Department will keep record of all greater than de minimis gifts accepted or given.
ENTERTAINMENT:
h.

During the course of servicing existing client accounts, Chartwell representatives may entertain clients over a meal, golf outing or other sporting event. Often times, the Firm will also sponsor client hosted events either business related or charitable with cash contributions. These forms of entertainment may directly or indirectly benefit Chartwell in the retention of existing clients or acquisition of prospective clients. To that extent, it is the Firm’s general policy that employees not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Chartwell. In certain cases, employees may provide or accept entertainment of de minimis ($500) or greater value

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only if pre-approved by the Compliance Department or a member of the Management Committee.

In order to prevent any conflicts of interest on behalf of our clients or prospective clients, the Chief Compliance Officer or compliance designee will keep record of all greater than de
minimis entertainment accepted or given.

POLITICAL CONTRIBUTIONS:

	i.		Few variables matter more in our business than trust, character and reputation. Chartwell has determined that any potential
association with the term “pay to play” is unacceptable and as such the Management Committee has approved the following
policy.

Chartwell employees and their dependents are prohibited from contributing to the political campaigns of individuals that serve as board members or committee members for current clients,
potential clients or individuals affiliated with such clients. This prohibition applies to individual contributions and to political action committees (PAC’s) within which an employee
participates.

Chartwell further restricts an employee’s annual contribution to a single political candidate or to a political entity (except national parties or campaigns) such as a state or county party organization to $2,000.

Prior to making a contribution to a political campaign, it is the employee’s responsibility to verify that Chartwell does not
manage the assets of an entity where the recipient may directly or indirectly influence plan decisions for the client. In order to prevent any conflicts of interest on behalf of our clients, pre-
approval of contributions ranging from $101 to $2,000 must be obtained from the Chief Compliance Officer. The Compliance
Department will keep record of all such contributions.

7.		Reports of Securities Holdings and Identification of Securities
Accounts.

		a.	Every Chartwell Associate shall disclose to the Compliance
Officer (or designee) all personal securities and open-end mutual fund* holdings (including municipal and corporate bonds and
exchange traded funds for this reporting purpose) and accounts upon commencement of employment (“Initial Holdings Report”)
and thereafter on an annual basis as of December 31 (“Annual
Holdings Report”)(broker statements are accepted in lieu of

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completing a Annual Holdings Report). Initial Holdings Reports
must be submitted no later than 10 days after commencement of employment, and the information must be current as of a date no more than 45 days prior to the date of commencement of
employment. A form for this purpose may be found at Attachment
1 (Form E).

	b.	Every Associate shall direct their brokers to supply to the
Compliance Officer (or designee), no later than 30 days after the end of each calendar quarter, duplicate copies of the confirmation of all personal securities and mutual fund transactions (including municipal and corporate bonds and exchange traded funds for this reporting purpose) as well as account statements and shall notify the Compliance Officer when the Associate opens a new
securities account. A form for this purpose may be found at
Attachment 1 (Form F). A transaction includes a purchase or sale, which includes the writing of an option to purchase or sell.

	c.	Every Chartwell Associate shall certify upon initial employment and thereafter on an annual basis to the Compliance Officer (or designee) that:

(i) they have received, read and understand the Code of Ethics and any amendments; and that they are subject thereto;
(ii) they have complied with the requirements of the Code of
Ethics; and
(iii) they have reported all personal securities and open-end mutual fund* transactions and accounts required to be
reported by the Code of Ethics.
(iv) they have reported all investments of limited partnerships and a brief description of the purpose of the LP’s.

(v) they have not been convicted of, or pleaded guilty or no contest to, any felony, or any misdemeanor involving
investments or an investment-related business, fraud, false
statements or omissions, wrongful taking of property,
bribery, forgery, counterfeiting or extortion, etc.

A form for this purpose may be found at Attachment 1 (Form B).

8.	Review and Enforcement of Code of Ethics.

	a.	The Compliance Officer (or designee) shall notify each person who becomes an Associate of their reporting requirements no later than 10 days before the first quarter in which the person is required to begin reporting. The Compliance Officer (or designee)

*	transactions of open-end mutual funds either managed or sub-advised by Chartwell.

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will provide each Associate with a copy of this Code and any amendments.
b.	The Compliance Officer (or designee) will review all initial and Annual Holdings Reports.
c.

The Compliance Officer (or designee) will, on a quarterly basis, review all reported personal securities transactions to determine whether a Code violation may have occurred. Before determining that a person has violated the Code, the Compliance Officer must give the person an opportunity to supply explanatory material.

d.

If the Compliance Officer finds that a Code violation may have occurred, the Compliance Officer must submit a written report regarding the possible violation, together with the confidential report and any explanatory material provided by the person to the Management Committee. The Management Committee will independently determine whether the person violated the Code.

e.	No person shall be required to participate in a determination of whether he or she has violated the Code or discuss the imposition of any sanction against him or herself.
f.

The Compliance Officer will submit his or her own personal securities reports, as required, to an Alternate Compliance Officer who shall fulfill the duties of the Compliance Officer with respect to the Compliance Officer’s reports.

g.

If the Management Committee finds that a person has violated the Code, the Management Committee will approve an appropriate resolution of the situation, which may include any sanctions (including termination) that the Committee deems appropriate.

9. Protection of Confidential Information Concerning Client Recommendations or Advice.

     The Firm has adopted the following policies and procedures to limit access to information relating to decisions as to what advice or recommendations should be given to clients (“Advisory Information”) to those of the Firm’s officers, partners and employees who have a legitimate need to know that information:

a.

Designation of Advisory Persons. The Management Committee shall designate as “Advisory Persons” those of the Firm’s officers, partners and employees who make or participate in decisions as to what advice or recommendations should be given to clients whose duties or functions relate to the making of such recommendations or who otherwise have a legitimate need to know information concerning such matters. The Compliance Officer (or designee) will inform such persons of their status as an "Advisory Person."

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b.

Obligations of Advisory Persons. In the handling of Advisory Information, Advisory Persons shall take appropriate measures to protect the confidentiality of such information. Specifically, Advisory Persons shall refrain from:

	(i)	Disclosing Advisory Information to anyone other than
	another	Advisory Person, inside or outside of the Firm (including
	any	employee of an affiliate); except on a strict need-to-know basis
	and	under circumstances that make it reasonable to believe that the
	information	will not be misused or improperly disclosed by the
	recipient;	and
	(ii)	Engaging in transactions—or recommending or suggesting
	that	any person (other than a Firm client) engage in transactions –
	in	any security to which the Advisory Information relates.
c.

General Policy Concerning Non-Advisory Persons. As a general matter, no employee of the Firm (other than those employees who are designated as Advisory Persons) or any employee of an affiliate of the Firm should seek or obtain access to Advisory Information. In the event that an employee of the Firm (other than an employee who is designated as an Advisory Person) should come into possession of Advisory Information, he or she should refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which such information relates.

10. Monitoring Compliance with Insider Trading and Tipping Policies and Procedures.

     The Compliance Officer (or designee) shall review duplicate confirmations and periodic account statements. This review is designed to (i) ensure the propriety of personal trading activity; (ii) avoid possible conflict situations; and (iii) identify transactions that may violate the prohibitions. The Compliance Officer shall immediately report any findings of possible irregularity or impropriety to the Management Committee.

II. COMPLIANCE POLICIES AND PROCEDURES

     The policies and procedures contained in the remaining sections of this Compliance Manual apply to all Chartwell officers and employees ("employees" or "personnel"). They are intended to assist the Firm and its employees comply with the Firm’s Statement of Business Ethics and the law.

     Chartwell believes that good compliance is good business. Each employee's actions regarding matters governed by this Compliance Manual are considered significant indicators of the individual’s judgment, ethics and competence, and will be an important element in evaluating each employee for retention, assignment and promotion. Insensitivity to or disregard of the policies or procedures set forth in this Compliance Manual may be grounds for disciplinary action, including termination of employment.

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